Exhibit 2.1

                              TERMINATION AGREEMENT



     TERMINATION AGREEMENT dated as of March 27, 2001, by and between THE PEOPLES BANCTRUST COMPANY, INC., an Alabama business corporation ("BancTrust"), and SOUTH ALABAMA BANCORPORATION, INC., an Alabama business corporation ("South Alabama").


                                   WITNESSETH

     WHEREAS, BancTrust and South Alabama entered into an Agreement and Plan of Merger dated as of January 17, 2001 (the "Merger Agreement"), which provided for the merger of BancTrust with and into South Alabama, with South Alabama as the surviving corporation (the "Merger"); and

     WHEREAS, as an inducement to and condition of the parties' willingness to enter into the Merger Agreement, South Alabama granted to BancTrust an option pursuant to the South Alabama Option Agreement dated as of January 17, 2001 (the "South Alabama Option Agreement") and BancTrust granted to South Alabama an option pursuant to the BancTrust Option Agreement dated as of January 17, 2001 (the "BancTrust Option Agreement"); and

     WHEREAS,  concurrently  with  the  execution  and  delivery  of the  Merger
Agreement, BancTrust and each of the directors of South Alabama, and South Alabama and each of the directors of BancTrust, entered into voting agreements in the form attached to the Merger Agreement (the "Voting Agreements"); and

     WHEREAS, both the Board of Directors of BancTrust and the Board of Directors of South Alabama desired to merge their respective companies in a transaction structured as a merger of equals; and

     WHEREAS, after substantial completion of their due diligence examinations of each other and careful consideration of the Merger with their respective managements and financial and legal advisors, the Boards of Directors of BancTrust and South Alabama have each separately determined that consummation of the Merger as a merger of equals is not at this time in the best interests of BancTrust, South Alabama and their shareholders, customers and employees, as well as the communities they serve;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and in the Merger Agreement, the parties hereto do hereby agree, subject to ratification by the Board of Directors of BancTrust and the Board of Directors of South Alabama, as follows:

     1. Pursuant to Section 7.1(a) of the Merger Agreement, BancTrust and South Alabama agree that the Merger Agreement be, and hereby is, terminated as of the date of this Termination Agreement.

     2. Pursuant to Section 5.5(a) of the Merger Agreement, each party shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained which is not otherwise publicly disclosed by the other party. Each party and its officers and representatives shall return to the other party all such non-public information and all copies thereof whether in written or other tangible form.

     3. Pursuant to Section 2(a)(iii) of each of the South Alabama Option Agreement and the BancTrust Option Agreement, such Option Agreements are hereby terminated as of the date of this Termination Agreement.

     4. Pursuant to Section 4 of each of the Voting Agreements, such Voting Agreements are hereby terminated as of the date of this Termination Agreement.

     5. Each party acknowledges that it is responsible for all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Merger Agreement.

     6. The parties acknowledge that neither BancTrust nor South Alabama has breached an obligation under the Merger Agreement or failed to satisfy a condition precedent to the closing of the Merger.

     7. If any provision of this Termination Agreement shall be held invalid for any reason whatsoever, the remaining provisions shall not be affected thereby.

     8. BancTrust and South Alabama shall agree with each other as to the form and substance of any press release or written shareholder notification related to this Termination Agreement; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary.

     9. This Termination Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, and such counterparts together shall constitute one agreement.

     10. This Termination Agreement shall be construed and interpreted in accordance with the laws of the State of Alabama applicable to agreements made and entirely to be performed within such jurisdiction.

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


     IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                                         THE PEOPLES BANCTRUST COMPANY, INC.



                                         By   /s/ Richard P. Morthland
                                              ----------------------------------
                                              Richard P. Morthland, Chairman


                                         SOUTH ALABAMA BANCORPORATION, INC.



                                         By   /s/ W. Bibb Lamar, Jr.
                                              ----------------------------------
                                              W. Bibb Lamar, Jr., President

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